UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 22, 2025, Matthews International Corporation (the “Company”) issued the following press release, which contains information relating to the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) and a letter to shareholders (the “Letter”). A copy of the press release can be found below. On the same date, the Company updated its internal employee intranet site and website www.matw.com/investors, which contain information relating to the Annual Meeting and the Letter. A copy of the updated intranet and website content, including the Letter, can be found below:

January 22, 2025

Matthews Sends Letter to Shareholders Outlining Reasons to Vote on the WHITE Proxy Card For All Three Matthews Director Nominees

SGK Sale Illustrates Your Board’s Prudent Stewardship and Why James Mitarotonda and Barington’s Other Nominees Won’t Safeguard Your Investment

PITTSBURGH, Jan. 22, 2025 (GLOBE NEWSWIRE) — Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today sent a letter to its shareholders emphasizing the Company’s commitment to long-term value creation.

Key highlights from the letter include:

•	Your Board has taken decisive actions to enhance long-term shareholder value – particularly the strategic sale of SGK Brand Solutions and the ongoing evaluation of strategic alternatives.

•	Matthews’ stock price increased significantly on the day the transaction was announced, and the Company’s equity sell side analysts commended management for the deal.

•	Matthews’ nominees offer the diverse and relevant experience needed to maintain the current momentum.

•	Barington’s nominees lack critical skills and were handpicked by a shareholder with a history of pushing for short-term gains.

The full text of the letter mailed to shareholders is pasted below:

January 22, 2025

Dear Fellow Shareholder,

At the upcoming Annual Meeting scheduled for February 20, 2025, you will have an important decision to make regarding the composition of the Matthews Board of Directors. This election will impact the future direction of the Company, which has existed for 175 years, and the value of your investment.

The Matthews Board and management team are pursuing a deliberate strategy, with board members carefully selected for their skills and experience relevant to our business. A key component of our strategic plan is the recently announced sale of SGK Brand Solutions (SGK), a transformative transaction that provides Matthews with immediate cash to prioritize debt reduction upon closing. Furthermore, we are in the middle of a comprehensive evaluation of strategic alternatives for all of our businesses and are focused on enhancing long-term value for all of our shareholders – not just one.

In contrast to our efforts to enhance shareholder value, an activist investor, Barington Capital, has nominated three directors for election to the Matthews Board with the stated goal of ousting the Company’s Chief Executive Officer, Joe Bartolacci, and immediately monetizing the Company’s growth investments, potentially for a fraction of their potential value.

We believe this short-term approach will destroy shareholder value and it’s why we are asking shareholders to support Matthews’ director nominees – Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman – on the WHITE proxy card today.

The SGK Transaction Highlights Your Board’s Prudent Stewardship and Why James

Mitarotonda and Barington’s Other Nominees Won’t Safeguard Your Investment

Our recently announced sale of SGK demonstrates how your Board’s thoughtful actions and long-term view have generated value for shareholders—and why Barington founder James Mitarotonda and his other nominees are the wrong people to safeguard your investment in Matthews. In 2019, your Board and management began to evaluate alternatives for SGK, and after discussing with multiple financial advisors, believed that it could create significantly more value for shareholders by improving the SGK business and seeking the right transaction over time.

In a December 2022 presentation regarding Matthews, Barington included a valuation estimate for SGK between $453.6 million and $583.2 million on a pre-corporate EBITDA basis.1 Once you deduct corporate expenses, Barington’s valuation range would be closer to $400 million to $500 million.

The Board’s long-term approach to value creation ultimately delivered superior results:

•	Upon closing of the transaction, Matthews will realize $350 million in upfront consideration, the cash portion of which the Board intends to use for immediate debt repayment.

•	Matthews will receive 40% of the common equity in the combined business and benefit from continued upside, including the potential for synergies that could lead to a valuation higher than Barington’s.

•	The combined business will have an enterprise value of approximately $900 million, representing a 9x adjusted EBITDA multiple on a trailing-twelve-month basis.

This transaction, which is expected to close by mid-2025 pending receipt of customary regulatory approvals, is the result of a deliberate process overseen by the Matthews Board and executed by the Matthews management team. Discussions related to the sale of SGK began in earnest in 2019, involving five different counterparties. Contrary to Barington’s statements, your Board started this sale process long before Barington was even a shareholder.

If Matthews had pursued a transaction based on Barington’s projections, it would have generated a short-term benefit at the expense of long-term value.

The Market is Recognizing the Value of the SGK Transaction Overseen by Your Board

and Executed by Your Management Team

Matthews’ stock price increased nearly 15 percent on the day the transaction was announced, and the Company’s equity sell side analysts commended management for the deal.

For example, CJS Securities stated: “From an economic perspective, the deal is highly attractive and should begin to unlock hidden value in MATW’s share price…In summary, we believe this transaction ‘flips the script’ from the recent macro and competitive/customer related challenges and sets the stage for a series of potentially positive and accretive events over the subsequent 12- 24+ months. While it may take some time, as more investors become aware of this dynamic, we expect the share price to continue to drift higher as well.”2

Your Board Continues to Work Deliberately to Enhance Value. Barington Has Instead

Demonstrated a Short-Term Focus That May Undercut the Value of Matthews

Your Board and management team are responsible for the value-creating SGK transaction, and your Board and management team will continue to seek ways to enhance value for shareholders. As we previously announced, Matthews has retained J.P. Morgan to assist us with the review of potential strategic alternatives for our entire portfolio. As part of that process, we expect to announce several initiatives to enhance long-term value over the course of 2025.

In contrast, we have well-founded concerns that Barington and its nominees will pursue the same short-sighted approach for the Company’s other valuable business units that it applied to SGK, including our Industrial Technologies and Energy Solutions businesses.

Matthews is Well Positioned to Deliver Further Value Creation Under Your Board’s

Leadership

As you vote at this year’s Annual Meeting, we urge you to carefully consider the backgrounds of the Matthews Board nominees vs. those proposed by Barington. On one side, you have Matthews’ nominees, all of whom have been carefully selected. Our nominees offer many years of expertise at public companies, including across relevant industrial and manufacturing industries. On the other side, you have Barington’s nominees who have little to no relevant experience and a fund manager whose only valid suggestion would have destroyed long-term shareholder value.

Matthews’ leadership team will be faced with many important decisions over the coming years. Shareholders are also faced with an important decision at the Annual Meeting: do you want a Board with relevant industry experience focused on long-term value creation or do you want a Board that has Barington candidates who lack critical skills and were handpicked by a shareholder with a history of pushing for short-term gains?

Vote Today “FOR” Matthews’ Director Nominees on the WHITE Proxy Card and

“WITHHOLD” on Barington’s Director Nominees

The Board urges you to DISCARD all gold proxy cards and materials sent to you by

Barington. Shareholders should NOT sign, return or vote any gold proxy card sent to you by Barington. Only the latest validly executed proxy card will count at the Annual Meeting.

Thank you for your investment in Matthews and for your ongoing support.

Sincerely,

The Matthews Board of Directors

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman using the WHITE proxy card and “WITHHOLD” on Barington’s nominees.

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor at:

(888) 755-7097 or email MATWinfo@Georgeson.com

Advisors

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Sidley Austin LLP is serving as legal counsel to Matthews.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters.

Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability to achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Sodali & Co.

Michael Verrechia/Bill Dooley

(800) 662-5200

MATW@investor.sodali.com

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com

[1]	Barington Capital Presentation at Bloomberg Activism Forum (December 12, 2022)
[2]	Permission to use quote neither sought nor obtained.

Source: Matthews International Corporation